Exhibit 2.4
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of November 4, 2016, is entered into between Metro Outdoor of Austin, LLC, a Texas limited liability company (“Seller”) and Standard Outdoor Southwest LLC, a Delaware limited liability company (“Buyer”).
RECITALS
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
Purchase and Sale
Section 1.01   Purchase and Sale of Assets.   Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth on Section 1.01 of the disclosure schedules (“Disclosure Schedules’) attached hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”) except for the Permitted Encumbrances (as defined below).
Section 1.02   Excluded Assets.   Notwithstanding the foregoing, the Purchased Assets shall not include those assets of the Seller set forth on Section 1.02 of the Disclosure Schedules (the “Excluded Assets”).
Section 1.03   No Liabilities/Assumption of Liabilities.   Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the liabilities and obligations arising after the Closing (as defined herein) under the Purchased Assets, but only to the extent that such liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.
Section 1.04   Purchase Price.   The aggregate purchase price for the Purchased Assets shall be $330,000 (the “Purchase Price”), plus the assumption of the Assumed Liabilities. Buyer shall pay the Purchase Price to Seller as follows:
(a)   Contemporaneously with Buyer’s execution and delivery of this Agreement, Buyer shall pay to Seller, in cash, a $145,000 deposit (the “Deposit”), payable by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.04(a) of the Disclosure Schedules. Except as set forth in the following sentence, the Deposit shall be refundable to Buyer after the termination of this Agreement pursuant to Section 7.01(a) hereof; provided that Seller shall have one hundred eighty (180) days after such termination to pay such refund. A portion of the Deposit equal to $33,000 shall be the “Non-Refundable Portion,” and shall be retained by Seller in the event that this Agreement is terminated pursuant to Subsection 7.01(a)(ii) hereof; provided, that as set forth below in Section 5.06, Seller shall reimburse Buyer the amount of the Non-Refundable Portion under the circumstances set forth in Section 5.06.
(b)   At Closing, Buyer shall pay to Seller, in cash, $145,000, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.04(a) of the Disclosure Schedules.

(c)   At Closing, Buyer shall pay to Seller $40,000, payable in shares of the common stock, $0.01 par value, of Special Diversified Opportunities Inc., the indirect parent of Buyer; such shares shall for the purposes of this Section 1.04 be valued at a price equal to the average of the volume-weighted average prices of the SDOI Common Stock for the last thirty (30) trading days prior to the date of closing in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).
Section 1.05   Allocation of Purchase Price.   Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 1.05 of the Disclosure Schedules. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.
Section 1.06   Withholding Tax.   Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.
Article II
Closing
Section 2.01   Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on an electronic basis on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VI (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date. For purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Houston, Texas are authorized or required by law to close.
Section 2.02   Closing Deliverables.
(a)   At the Closing, Seller shall deliver to Buyer the following:
(i)   an assignment and assumption agreement and bill of sale in the form of Exhibit A hereto (the “Assignment and Assumption Agreement and Bill of Sale”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(ii)   an Assignment and Assumption of Leases in the form of Exhibit B hereto (the “Assignment and Assumption of Leases”) and duly executed by Seller;
(iii)   copies of all consents, approvals, waivers and authorizations referred to in Section 3.02 of the Disclosure Schedules;
(iv)   a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;
(v)   a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(vi)   such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;
(vii)   a Consulting Agreement in the form of Exhibit C hereto (the “Consulting Agreement”), duly executed by Michael Morrill; and
(viii)   an Investor Representation Statement in the form of Exhibit D hereto (the “Investor Representation Statement”) and duly completed and executed by Michael Morrill.
(b)   At the Closing, Buyer shall deliver to Seller the following:
(i)   the Purchase Price (less the amount of the Deposit);
(ii)   the Assignment and Assumption Agreement and Bill of Sale duly executed by Buyer;
(iii)   the Assignment and Assumption of Leases duly executed by Buyer;
(iv)   the Consulting Agreement duly executed by Buyer; and
(v)   a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.
Article III
Representations and warranties of seller
Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.
Section 3.01   Organization and Authority of Seller; Enforceability.   Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Texas. Seller has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.
Section 3.02   No Conflicts; Consents.   The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) except as set forth on Section 3.02 of the Disclosure Schedules, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03   Title to Purchased Assets.   Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances, except for those Encumbrances those set forth on Section 3.03 of the Disclosure Schedules (the “Permitted Encumbrances”).
Section 3.04   Assets; Condition of Assets.   The Purchased Assets include, among other things, (i) the billboards set forth on Section 3.04 of the Disclosure Schedules (the “Billboards”); (ii) all ground leases for the real property upon which the Billboards are erected; (iii) all required permits and approvals relating to the construction and operation of such Billboards; and (iv) all equipment and personal property affixed or appurtenant to such Billboards; (v) all easements or rights of way relating to access to, visibility of or otherwise connected with such Billboards; (vi) all maintenance and advertising contracts relating to such Billboards; (vii) parts, supplies, accounts receivable, prepaid advertising, and all other assets used or useful in the operation of the Billboards, except cash and marketable securities; and (viii) any and all other rights or privileges connected with, arising from or necessary for the continued operation of the Billboards. The tangible Purchased Assets are in good condition (subject to ordinary wear and tear) and are adequate for the uses to which they are being put, and none of such Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs.
Section 3.05   Assigned Contracts.   Section 3.05 of the Disclosure Schedules includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.
Section 3.06   Permits.   Section 3.06 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.
Section 3.07   Non-foreign Status.   Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
Section 3.08   Compliance With Laws.   Seller is in material compliance, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.
Section 3.09   Legal Proceedings.   There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 3.10   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
Article IV
Representations and warranties of buyer
Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.
Section 4.01   Organization and Authority of Buyer; Enforceability.   Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.
Section 4.02   No Conflicts; Consents.   The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.
Section 4.03   Legal Proceedings.   There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
Section 4.04   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Article V
Covenants
Section 5.01   Conduct of Business.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Buyer, Seller shall:
(a)   (i) maintain its limited liability company existence and (ii) carry on the Business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement;
(b)   maintain the Billboards and other assets, properties and rights included in the Purchased Assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted; and
(c)   (i) confer with Buyer prior to implementing operational decisions of a material nature, (ii) report on a regular basis concerning the status of its business of operating the Billboards (the “Business”), and (iii) promptly notify Buyer of any event or occurrence not in the ordinary course of the Business.
Section 5.02   Negative Covenants.   Except as expressly provided in this Agreement, Seller shall not do any of the following, in each case with respect to the Business, without the prior written consent of Buyer:
(a)   adopt or propose any amendment to the charter documents of Seller that could be expected to delay the consummation of the transactions contemplated by this Agreement;
(b)   sell, lease, transfer or assign any of the Purchased Assets;
(c)   assume, incur or guarantee any indebtedness or modify the terms of any existing indebtedness;
(d)   mortgage, pledge or subject to liens any assets, properties or rights related to the Business;
(e)   amend, modify, cancel or waive any rights under any of the Assigned Contracts;
(f)   take any action or engage in any transaction that is material to, or outside the ordinary course of, the Business;

(g)   be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Business; or
(h)   agree, whether in writing or otherwise, to do any of the foregoing.
Section 5.03   Access to Information; Investigation.   Seller shall afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Purchased Assets, and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Purchased Assets or Business as Buyer shall desire to make. Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Purchased Assets or Business and copies of any working papers relating thereto as Buyer may reasonably request.
Section 5.04   Release of Liens.   Prior to the Closing Date, Seller shall cause to be released all Encumbrances in and upon any of the Purchased Assets.
Section 5.05   Notification of Certain Matters.   Seller shall give prompt notice to Buyer of  (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or could have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business, or would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (b) the failure of any condition precedent to Buyer’s obligations hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement, or (d) any notice or other communication from any governmental authority in connection with the consummation of the transactions contemplated by this Agreement.
Section 5.06   Certain Post-Termination Obligations.
(a)   Seller shall, no later than the date that is one hundred eighty (180) days after the date this Agreement is terminated, sell the Purchased Assets; provided, that upon the repayment by Seller to Buyer of the applicable portion of the Deposit in accordance with Section 1.04(a), the obligation to sell the Purchased Assets shall terminate.
(b)   If the Agreement is terminated by Seller pursuant to Section 7.01(a)(ii) and at the time of such termination Buyer has not satisfied the condition to closing set forth in Sections 6.02(i) and 6.03(f), and if Seller consummates a sale of the Purchased Assets within one hundred eighty (180) days after such termination and if the proceeds of any such sale are greater than $297,000, then Seller shall remit to Buyer, within two business days after the consummation of such sale, the amount of any such overage above $297,000 up to an amount not to exceed the amount of the Non-Refundable Portion.
Section 5.07   Audited Financial Statements.   Following the date hereof, if mutually agreed upon by Seller and Buyer in writing, the parties may seek to obtain audited financial statements for the Purchased Assets and the Business that meet the requirements for filing by Buyer with the Securities and Exchange Commission in connection with Buyer’s obligations as a company registered pursuant to the Securities Exchange Act of 1934, as amended. Buyer and Seller shall share evenly in the cost of obtaining such audited financial statements.
Section 5.08   Public Announcements.   Unless otherwise required by applicable law, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). The parties understand that Buyer shall be required to disclose the execution of this Agreement in a public filing made with the Securities Exchange Commission.
Section 5.09   Bulk Sales Laws.   The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.10   Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
Section 5.11   Further Assurances.   Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.
Article VI
Conditions to closing
Section 6.01   Conditions to Obligations of Buyer and Seller.   The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a)   No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.
Section 6.02   Conditions to Obligation of Buyer.   The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:
(a)   The representations and warranties of Seller set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
(b)   Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.
(c)   Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller by an authorized officer thereof to the effect that the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied (the “Seller Closing Certificate”).
(d)   There shall have been no material adverse change in the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business.
(e)   No action or order shall be pending or threatened before any court or other governmental authority or before any other person or entity wherein an unfavorable order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) affect adversely the right of Buyer to own the Purchased Assets or (iii) restrain or prohibit Buyer’s ownership or operation of all or any material portion of the Business or Purchased Assets. No such action or order shall be in effect.
(f)   No law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which has any of the effects set forth in Section 6.02(e).
(g)   Seller shall have delivered to Buyer all agreements and other documents required to be delivered by Seller to Buyer pursuant to Section 3.02(a) of this Agreement.
(h)   Buyer shall have received evidence in form and substance satisfactory to Buyer that all liens with respect to the Purchased Assets have been released; and

(i)   Buyer shall completed other contemplated transactions previously disclosed to Seller and shall have completed all required filings with the Securities and Exchange Commission regarding such transactions.
Section 6.03   Conditions to Obligation of Seller.   The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:
(a)   The representations and warranties of Buyer set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
(b)   Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
(c)   Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer by an authorized to the effect that the conditions set forth in Section 6.03(a) and 6.03(b) have been satisfied (the “Buyer Closing Certificate”).
(d)   No Action shall be pending or threatened before any court or other governmental authority or other person wherein an unfavorable order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No such order shall be in effect.
(e)   Buyer shall have delivered to Seller all agreements and other documents required to be delivered by Buyer to Seller pursuant to Section 3.02(b) of this Agreement.
(f)   Buyer shall completed other contemplated transactions previously disclosed to Seller and shall have completed all required filings with the Securities and Exchange Commission regarding such transactions.
Article VII
Termination
Section 7.01   Termination.
(a)   This Agreement may be terminated at any time prior to the Closing:
(i)   by mutual written consent of Buyer and Seller;
(ii)   by Buyer or Seller if the Closing does not occur on or before April 30, 2017; provided that (A) the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date and (B) Buyer shall not be entitled to terminate this Agreement under this clause (ii) if at the time of such termination the closing condition set forth in Sections 6.02(i) and 6.03(f) is not satisfied; or
(iii)   by Buyer if:
(A)   any condition to the obligations of Buyer hereunder (other than the closing condition set forth in Section 6.02(i)) becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or
(B)   there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 6.02(a) or 6.02(b) would not be satisfied; or

(iv)   by Seller if:
(A)   any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; or
(B)   there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 6.03(a) or 6.03(b) would not be satisfied.
(b)   The party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) shall give written notice of such termination to the other party hereto.
Section 7.02   Effect of Termination.   In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Seller or Buyer or their respective officers, directors, stockholders or Affiliates.
Article VIII
Indemnification
Section 8.01   Survival.   All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of 18 months.
Section 8.02   Indemnification By Seller.   Subject to the other terms and conditions of this Article VIII, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:
(a)   any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;
(b)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or
(c)   any Excluded Asset or Excluded Liability.
Section 8.03   Indemnification By Buyer.   Subject to the other terms and conditions of this Article VIII, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:
(a)   any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;
(b)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or
(c)   any Assumed Liability.
Section 8.04   Indemnification Procedures.   Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the

Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).
Section 8.05   Tax Treatment of Indemnification Payments.   All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.
Section 8.06   Cumulative Remedies.   The rights and remedies provided in this Article VIII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
Article IX
Miscellaneous
Section 9.01   Expenses.   Except as set forth in Section 5.07, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 9.02   Notices.   All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
If to Seller:	Metro Outdoor of Austin, LLC P.O. Box 160295 Austin, TX 78716 Facsimile: E-mail: mike@metrooutdooradv.com Attention: Michael Morrill
with a copy to:	Miller, Egan, Molter & Nelson LLP 2911 Turtle Creek Blvd., Suite 1100 Dallas, Texas 75219 Facsimile: (214) 628-9505 E-mail: Shane.egan@MillerEgan.com Attention: Shane M. Egan
If to Buyer:	Standard Outdoor Southwest LLC 1521 Concord Pike, Suite 301 Wilmington, DE 19803 Facsimile: (302) 504-4780 E-mail: kbratton@spdopps.com Attention: Kevin J. Bratton
with a copy to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Facsimile: (215) 963-5001 E-mail: justin.chairman@morganlewis.com Attention: Justin W. Chairman, Esq.
Section 9.03   Headings.   The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.04   Severability.   If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.05   Entire Agreement.   This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 9.06   Successors and Assigns.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 9.07   No Third-party Beneficiaries.   Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.08   Amendment and Modification.   This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.
Section 9.09   Waiver.   No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.10   Governing Law.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
Section 9.11   Submission to Jurisdiction.   Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington and county of New Castle County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.
Section 9.12   Waiver of Jury Trial.   Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 9.13   Specific Performance.   The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 9.14   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
METRO OUTDOOR OF AUSTIN, LLC
By:	/s/ Michael A. Morrill
Name:	Michael A. Morrill
Title:	Managing Member
STANDARD OUTDOOR SOUTHWEST LLC
By:	Standard Outdoor LLC, its sole member
By:	Special Diversified Opportunities Inc., its sole member
By:	/s/ Kevin J. Bratton
Name:	Kevin J. Bratton
Title:	CFO

Exhibit A
Assignment and Assumption Agreement and Bill of Sale

Assignment and Assumption Agreement and Bill of Sale
           , 2016
This ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE (this “Agreement”) is made effective as of            , 2016, by and between Metro Outdoor of Austin, LLC, a Texas limited liability company (“Assignor”) and Standard Outdoor Southwest LLC, a Delaware limited liability company (“Assignee”) (Assignor and Assignee being each a “Party” and collectively the “Parties”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the APA (as defined below).
RECITALS
WHEREAS, this Agreement is being executed and delivered pursuant to the terms of that certain Asset Purchase Agreement, dated as of            , 2016, by and between Assignor, and Assignee (the “APA”);
WHEREAS, Assignor desires hereby to sell, grant, assign, transfer, deliver and convey to Assignee, and Assignee desires to receive and accept, all of Assignor’s right, title and interest in and to all of the Purchased Assets, but none of the Excluded Assets; and
WHEREAS, Assignee desires to assume and agrees to pay, discharge and perform, as applicable, in a timely manner and in accordance with the terms of the APA, the Assumed Liabilities, but not any other liabilities of Assignor, pursuant to and in accordance with the terms of and subject to the conditions set forth in the APA.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and in the APA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:
1.   Assignment.   Assignor hereby sells, grants, assigns, transfers, delivers and conveys to Assignee, and Assignee hereby accepts, all of Assignor’s right, title and interest in and to the Purchased Assets, but none of the Excluded Assets, in each case on the terms of and subject to the conditions set forth in the APA.
2.   Assumption.   Assignor hereby assigns to Assignee, and Assignee hereby expressly assumes and agrees to pay, discharge and perform, as applicable, the Assumed Liabilities, but not any other liabilities of Assignor, in each case on the terms of and subject to the conditions set forth in the APA.
3.   Further Assurances.   In addition to this Agreement, Assignor, affiliates of Assignor and Assignee may enter into various other assignments, which documents will be filed of record, to the extent necessary, in the appropriate filing locations to provide notice of record of the assignments provided for in this Agreement. Assignor and Assignee mutually agree to execute such further deeds, bills of sale, assignments, releases, assumptions, notifications or other documents as may be reasonably requested for the purpose of giving effect to, evidencing, or giving notice of the transactions evidenced by this Agreement.
4.   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred (other than by operation of law), by any Party without the prior written consent of the other Party; provided, however, that either Party may assign any of its rights under this Agreement to any of its Affiliates. Except as may be set forth in the APA, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns, any rights, benefits or obligations hereunder; provided, however, that in connection with any assignment, the assignor shall not be relieved of any liability under this Agreement.
5.   Modification and Waiver.   No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions (or of any default thereof) of this Agreement shall be deemed or shall constitute a waiver of any other
EXA-1

provision (or default) hereof  (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
6.   Counterparts.   This Agreement may be executed in one or more counterparts, each of which, when executed and sent to the other Party, shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
7.   Governing Law; Jurisdiction and Venue; Disputes.   This Agreement is governed by and shall be construed in accordance with the laws of the state of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. Assignor and Assignee mutually consent to the jurisdiction of the federal and state courts located within New Castle County in the state of Delaware and agree that any Proceeding concerning, related to or arising out of this Agreement or the transactions contemplated herein will be brought only in a federal or state court in New Castle County, Delaware. Each of Assignor and Assignee further agree that it will not raise any defense or objection or file any motion based on lack of personal jurisdiction, improper venue, inconvenience of the forum or the like in any case filed in a federal or state court in New Castle County, Delaware. Each of Assignor and Assignee irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any proceeding arising out of or relating to this Agreement.
[Signature page immediately follows.]
EXA-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
ASSIGNOR:
METRO OUTDOOR OF AUSTIN, LLC
By:
Name:
Title:
ASSIGNEE:
STANDARD OUTDOOR SOUTHWEST LLC
By:
Name:
Title:
[Signature Page to Assignment and Assumption Agreement and Bill of Sale]
EXA-3

Exhibit B
Assignment and Assumption of Lease

ASSIGNMENT AND ASSUMPTION OF LEASES
THIS ASSIGNMENT AND ASSUMPTION OF LEASES (“Assignment”), is made as of the ___ day of ___________, 2016 by and between Metro Outdoor of Austin, LLC, a Texas limited liability company (“Assignor”), and Standard Outdoor Southwest LLC, a Delaware limited liability company (“Assignee”) (Assignor and Assignee being each a “Party” and collectively the “Parties”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the APA (as defined below).
RECITALS:
A.   Assignor, as seller, and Assignee, as buyer, entered into that certain Asset Purchase Agreement (the “APA”) dated as of            , 2016, for the purchase and sale of certain real property, easements and improvements identified on Schedule 1 attached hereto (collectively, “Property”), as the same are particularly described in the Agreement. Concurrently herewith, Assignor is conveying to Assignee all of Assignor’s right, title, estate and interest in and to the Property.
B.   The Property is subject to the Leases (as hereinafter defined). In connection with the sale of the Property, Assignor desires to assign the Leases to Assignee and Assignee desires to accept and assume the Leases from Assignor upon the terms and conditions set forth in this Assignment.
NOW, THEREFORE, in consideration of the sale of the Property and the mutual covenants contained herein, the parties hereto agree as follows:
1.   Effective Date.   Effective as of the date hereof  (the “Effective Date”), Assignor hereby sells, transfers and assigns to Assignee, its successors and assigns, all of Assignor’s right, title, estate and interest in and to those certain Leases by and between Assignor, as landlord, and the lessees (“Lessees”) identified on the rent schedule which is attached hereto as Exhibit A and made a part hereof  (collectively, “Leases”), together with all rents, issues and profits arising from the Leases and all security deposits and other deposits, if any, paid to Assignor by Lessees under the Leases and all interest accrued thereon, if any, as more particularly set forth on Exhibit “A”.
2.   Assumption.   Assignee hereby accepts and assumes obligations related to, arising out of or connected with the Leases to the extent that the same were required to be performed on or after the Effective Date.
3.   Further Assurances.   In addition to this Assignment, Assignor, affiliates of Assignor and Assignee may enter into various other assignments, which documents will be filed of record, to the extent necessary, in the appropriate filing locations to provide notice of record of the assignments provided for in this Assignment. Assignor and Assignee mutually agree to execute such further deeds, bills of sale, assignments, releases, assumptions, notifications or other documents as may be reasonably requested for the purpose of giving effect to, evidencing, or giving notice of the transactions evidenced by this Assignment.
4.   Successors and Assigns.   This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Assignment nor any of the rights, benefits or obligations hereunder shall be assigned or transferred (other than by operation of law), by any Party without the prior written consent of the other Party; provided, however, that either Party may assign any of its rights under this Assignment to any of its Affiliates. Except as may be set forth in the APA, nothing in this Assignment, express or implied, is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns, any rights, benefits or obligations hereunder; provided, however, that in connection with any assignment, the assignor shall not be relieved of any liability under this Assignment.
5.   Modification and Waiver.   No supplement, modification or waiver of this Assignment shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions (or of any default thereof) of this Agreement shall be deemed or shall constitute a waiver of any other provision (or default) hereof  (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
6.   Counterparts.   This Agreement may be executed in one or more counterparts, each of which, when executed and sent to the other Party, shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

EXB-1

7.   Governing Law; Jurisdiction and Venue; Disputes.   This Agreement is governed by and shall be construed in accordance with the laws of the state of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. Assignor and Assignee mutually consent to the jurisdiction of the federal and state courts located within New Castle County in the state of Delaware and agree that any Proceeding concerning, related to or arising out of this Agreement or the transactions contemplated herein will be brought only in a federal or state court in New Castle County, Delaware. Each of Assignor and Assignee further agree that it will not raise any defense or objection or file any motion based on lack of personal jurisdiction, improper venue, inconvenience of the forum or the like in any case filed in a federal or state court in New Castle County, Delaware. Each of Assignor and Assignee irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any proceeding arising out of or relating to this Agreement.
[Signature page immediately follows.]

EXB-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
ASSIGNOR:
METRO OUTDOOR OF AUSTIN, LLC
By:
Name:
Title:
ASSIGNEE:
STANDARD OUTDOOR SOUTHWEST LLC
By:
Name:
Title:
[Signature Page to Assignment and Assumption Agreement and Bill of Sale]
EXB-3

Exhibit C
Consulting Agreement

CONSULTING SERVICES AGREEMENT
This CONSULTING SERVICES AGREEMENT (this “Agreement”), is made as of this __ day of __________________, 20__, by and between Michael A. Morrill (“Consultant”) and Special Diversified Opportunities Inc. (“Company”).
W I T N E S S E T H:
WHEREAS, the Company wishes to retain Consultant to provide certain consulting and advisory services to Company as set forth in Paragraph 1 below (the “Services”); and
WHEREAS, Consultant has agreed to provide the Services on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and agreements set forth herein, Consultant and Company agree as follows:
1.   Services.   During the Term (as defined in Paragraph 4 below), Consultant shall provide to the Company consulting and advisory services as described in the Scope of Work set forth on Exhibit A on an as needed basis at the request of the Company (the “Services”). Consultant acknowledges and agrees that Consultant does not have the authority to bind Company with respect to any matters, including the execution of agreements, without the express written consent of Company
2.   Compensation; Additional Payment.   In exchange for the Services, Consultant shall be paid an amount equal to $4,000 per month, commencing with the Commencement Date; provided if Consultant works more than 35 hours in a month to provide the Services, he shall be paid an additional $150 per hour for each hour over 35.
3.   No Benefits; Taxes.
(a)   Consultant is not an employee of Company and will not be entitled to participate in, or receive any, benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans, as a result of his entering into this Agreement.
(b)   Consultant shall be responsible for all estimated, withholding, social security, disability, unemployment, self-employment and other taxes, imposed on Consultant by the federal government or any other domestic or non-domestic, federal, state, or local tax authority.
(c)   Company shall reimburse Consultant for his reasonable travel expenses associated with rendering the Services and traveling to meetings; provided, however, that Consultant is not authorized to incur any expenses on behalf of Company without prior written consent of a duly authorized officer of the Company, and all statements submitted by Consultant for services and expenses shall be in the form prescribed by Company and shall be accompanied by receipts for all expenses.
4.   Term and Termination.   This Agreement shall be deemed to have commenced as of October 1, 2016 (the “Commencement Date”) and shall automatically terminate on the six-month anniversary of the Commencement Date (the “Term”); provided, that, this Agreement may be terminable by either party for any reason or no reason upon thirty (30) days advance written notice. The effective date of the termination set forth in the written notice will be the “Termination Date.” Paragraphs 5(b) and 5(c) through 14 hereof shall survive the termination or expiration of this Agreement.
5.   Restrictions; Covenants.
(a)   Non-Competition and Non-Interference.   During the Term, Consultant will not directly or indirectly (on his own behalf or as a partner, shareholder, or other owner or as an agent, consultant, officer or director) lend money or credit to, invest in, own any interest in, engage in or with, or otherwise participate in or with, any person (including any entity or any natural person or persons) that directly competes with the business of Company. Consultant understands that this agreement not to compete is an essential element of this Agreement and that Company would not have entered into this Agreement without this agreement not to compete having been included in it. Consultant acknowledges that the agreement not to compete is reasonable and appropriate in all respects and in

EXC-1

the specific context of Company’s business. During the Term, Consultant shall not directly or indirectly perform any services for any competitor of Company without the prior written consent of Company which consent may be withheld or delayed in the sole discretion of Company. Notwithstanding anything contained in this Paragraph 5(a) to the contrary, Consultant shall be permitted to continue his current responsibilities, operations, duties, activities, ownership, engagement and participation in the outdoor advertising business that he is engaged in as of the date of this Agreement.
(b)   Confidential Information.   During the Term, and at any time for a period of two years thereafter, Consultant shall not, without the consent of a duly authorized officer of the Company, disclose to any person, firm or corporation (except, during the Term, to the extent necessary to perform his duties hereunder) any customer lists, reports, correspondence, mailing lists, manuals, price lists.
(c)   Non-Disparagement.   During the Term and following the Termination Date, neither party shall malign, criticize, or otherwise disparage the other party.
6.   Delivery of Records and Injunctive Relief.
(a)   Upon the Termination Date, Consultant, upon Company’s request, shall deliver to Company all correspondence, reports, customer lists, office keys, manuals, advertising brochures, sample contracts, price lists, Consultant lists, prospective Consultant lists, mailing lists, letters, records and any and all other documents pertaining to or containing information relative to the business of Company, and Consultant shall not remove any of such records either during the Term or upon the Termination Date.
(b)   Consultant understands that in the event of a violation of the provisions of this Paragraph 6, Company shall have the right to seek injunctive relief, in addition to any other existing rights provided herein or by operation of law, without the requirement of posting bond. The remedies provided in this Paragraph 6 shall be in addition to any legal or equitable remedies existing between Consultant and Company, and shall not be construed as a limitation upon, or as alternative or in lieu of, such remedies.
7.   Survival.   Notwithstanding anything to the contrary in this Agreement, the parties agree that Consultant’s obligations under Paragraphs 5(b), 5(c) and 6 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.
8.   No Agency Relationship.   This Agreement does not, and shall not be deemed to, make either party hereto the agent or legal representative of the other for any purpose whatsoever. Neither party shall have the right or authority to assume or create any obligations or responsibility whatsoever, express or implied, on behalf of or in the name of the other, or to bind the other in any respect whatsoever.
9.   Independent Contractor.   In making and performing this Agreement, Consultant shall act at all times as an independent contractor and nothing contained in this Agreement shall be construed or implied to create between Consultant and Company an agency, partnership, or employee-employer relationship, or to create between Consultant and Company any other form of legal association or arrangement which imposes liability upon one party for the act or failure to act of the other party.
10.   Assignment.   This Agreement shall be binding upon the parties hereto, the heirs, and legal representatives of Consultant and the successors and assigns of Company. The Consultant may not assign or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent of Company. The Company may assign its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of the Company.
11.   Notices.   Any notice required, permitted or intended to be given under this Agreement shall be in writing and shall be deemed to have been given only if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the appropriate address shown below, or such revised address as is delivered to the other party by the same means.
(a)   Notices to Company shall be addressed to Company in care of the Chief Financial Officer at the corporate headquarters of Company.

EXC-2

(b)   Notices to Consultant shall be sent to the most recent address on file with Company.
12.   Entire Agreement.   This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties and may only be changed by agreement in writing between the parties.
13.   Construction.   This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without application of the principles of conflicts of laws.
14.   Counterparts; Facsimile Signatures.   This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered original signatures.
15.   Severability.   If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.
[SIGNATURE PAGE FOLLOWS]

EXC-3

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement the day and year first above written.
SPECIAL DIVERSIFIED OPPORTUNITIES INC.
By:
Name:
Title:
MICHAEL A. MORRILL

EXC-4

Exhibit A
Scope of Work
Outdoor Advertising Business Launch:
Create & Implement Strategic Plan
Establish Goals
Identify/Pursue Acquisition Targets
Analyze, Conduct Due Diligence & Integrate Assets
Evaluate and Develop Systems & Technology (accounting, sales, real estate)
Personnel Evaluation & Needs Assessment
Direct Selling
Pursue Organic Growth Opportunities (new site development)

EXC-5

Exhibit D
Investor Representation Statement

SPECIAL DIVERSIFIED OPPORTUNITIES INC.
INVESTOR REPRESENTATION STATEMENT
           , 2016
The undersigned represents and warrants to Special Diversified Opportunities Inc., a Delaware corporation (the “Company”), as follows:
1.   Authority and Reliance.   The undersigned represents that it has full power and authority to execute this statement and make the representations contained herein. It understands that the Company is relying on this statement in issuing me the Shares (as defined below).
2.   Purchase.   In accordance with that certain Asset Purchase Agreement, dated as of ___________, 2016, between the undersigned and Standard Outdoor Southwest LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company, the undersigned is acquiring shares of the common stock, $0.01 par value, of the Company (the “Shares”).
3.   Acquired Entirely for Own Account.   It is acquiring the Shares for its own account for investment only and not with a present view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Act”). The undersigned has not been organized for the purpose of acquiring the Shares.
4.   Disclosure of Information.   It has had an opportunity to ask questions of and receive answers from the Company regarding the Company, its business and prospects and the terms and conditions of the sale of the Shares. It believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares.
5.   Securities Laws.   It understands that, because they have not been registered under the Act or any state securities laws, the Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The undersigned is familiar with the provisions of Rule 144 promulgated under the Act and the resale limitation imposed thereby and by the Act.
6.   Accredited Investor.   It is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Act.
7.   Investment Experience.   It is experienced in evaluating and investing in companies such as the Company and is capable of evaluating the risks and merits of acquiring the Shares and has the capacity to protect its own interests.
8.   Legends.   It understands that the certificates evidencing the Shares may bear one more legends, including a legend substantially as follows:
“THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”
[Signature Page Follows]

EXD-1

IN WITNESS WHEREOF, the undersigned has executed this Investor Representation Statement as of the date first set forth above.
INVESTOR:
MICHAEL A. MORRILL
By:
Name:
Title:
METRO OUTDOOR OF AUSTIN, LLC
By:
Name:
Title:

EXD-2